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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-15946


                                 EBIX.COM, INC.
             (Exact name of registrant as specified in its charter)

                          1900 E. GOLF ROAD, SUITE 1200
                              SCHAUMBURG, IL 60173
                                  847-789-3047
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         PARTICIPATION INTERESTS IN THE CASH OPTION PROFIT SHARING PLAN
            (Title of each class of securities covered by this Form)

                                  COMMON STOCK
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2(i)    [ ]
             Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6            [X]
             Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record as of the certification or notice date: [0]

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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, ebix.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: JUNE 28, 2001                    EBIX.COM, INC.



                                       By: /s/ Richard J. Baum
                                       Name:  RICHARD J. BAUM
                                       Title: CHIEF FINANCIAL OFFICER